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                                                                   EXHIBIT 11(A)




                   PHARMACIA & UPJOHN, INC. AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                      (IN MILLIONS, EXCEPT PER-SHARE DATA)



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
                                                                            Years Ended December 31,
                                                                  -----------------------------------------
                                                                    1996             1995            1994
                                                                  --------         -------         --------
Earnings from continuing operations                                 $561.6          $738.7          $833.4
Earnings from discontinued operations, net                                                             1.7
                                                                    ------          ------          ------
Net earnings                                                         561.6           738.7           835.1
Dividends on preferred stock, net of tax                              12.6            12.5            12.3
                                                                    ------          ------          ------
Net earnings on common stock - primary                              $549.0          $726.2          $822.8
                                                                    ------          ------          ------

Average number of common shares outstanding                          508.4           504.7           504.4
Number of common shares issuable assuming
      exercise of stock options                                        3.5             1.9              .3
Contingently issuable shares                                            .5              .5              .5
                                                                    ------          ------          ------
                                                                     512.4           507.1           505.2
                                                                    ------          ------          ------
Earnings per share - primary
      Continuing operations                                          $1.07            $1.43           $1.63
      Discontinued operations
                                                                    ------           ------          ------
      Net earnings                                                   $1.07            $1.43           $1.63
                                                                    ======           ======          ======

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